EXHIBIT 5
                                                                      (Form S-8)



                                September 4, 1997



OrthoLogic Corp.
2850 South 36th Street, #16
Phoenix, Arizona  85034

Gentlemen:

         We are providing this opinion in connection with the Registration Statement of OrthoLogic Corp. (the "Company") on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to 1,040,000 shares of Common Stock, $.0005 par value, of the Company (the "Shares") pursuant to the OrthoLogic Corp. 1997 Stock Option Plan (the "Plan"). We have examined (i) the Registration Statement;
(ii) the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended to date; (iii) the Plan; (iv) corporate proceedings relating to the adoption of the Plan and the issuance of the Shares; and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is our opinion that the Shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.


                                                     Very truly yours,


                                                     /s/ Quarles & Brady
                                                     QUARLES & BRADY